UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2018

Digipath, Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other Jurisdiction of Incorporation or Organization)

000-54239 (Commission File Number)	27-3601979 (IRS Employer Identification No.)

6450 Cameron Street, Suite 113
Las Vegas, NV 89118

(Address of Principal Executive
Offices and zip code)

(702) 527-2060

(Registrant’s telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 8.01 Other Events

On January 19, 2018, following the close of business, Digipath was notified by the State of Nevada Department of Taxation, Marijuana Enforcement Division (the “Department”) that the Medical Marijuana Registration Certificate and Marijuana Testing Facility License (the “Licenses”) held by the Company’s wholly-owned subsidiary, Digipath Labs, had been suspended due to certain regulatory violations the Department found in the course of its review of Digipath Labs’ operations and procedures.

In accordance with the Department’s notice, Digipath Labs is submitting a Plan of Correction to the Department on January 22, 2018. The Department’s notice provides for a hearing before an administrative law judge on February 15, 2018, at which Digipath Labs will seek to have its Licenses reinstated, although Digipath is working with the Department to request expedited review and reinstatement.

As a result of the Department’s suspension of its Licenses, Dipath Labs’ local Business License was also suspended by Clark County, Nevada, which has scheduled a hearing to consider such suspension on March 22, 2018. Digipath Labs is also working with Clark County to request expedited review and reinstatement.

Digipath Labs is seeking to have its Licenses reinstated as soon as possible. However, until Digipath Labs successfully obtains such reinstatement, it is prohibited from conducting further laboratory testing of marijuana in the State of Nevada, and no assurance can be made that it will be successful in its efforts to reinstate its Licenses or the timing thereof. Until the resolution of this matter, Digipath Labs will work with other testing laboratories to ensure that its customers’ needs are met.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digipath, Inc.

Date:	January 22, 2018

By:	/s/ Todd Denkin
Todd Denkin
President